EXHIBIT 99.1
For Immediate Release
July 29, 2026

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces Second Quarter 2026 Results
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the quarter ended June 30, 2026.
MANAGEMENT COMMENTARY
“Our second quarter results underscore the earnings power of our portfolio and the continued strength of our investment activity," said John Moragne, BNL’s Chief Executive Officer. "The highlight of the quarter, and arguably of our history as a public company, was the announcement of our $303 million build-to-suit development for a Fortune 20 Investment-Grade Company, a transaction that validates everything we have been building toward and demonstrates what is possible when you combine our differentiated strategy with the execution capabilities of our team and the depth of our developer relationships. With 2.1% in-place rent increases across the portfolio, a committed build-to-suit pipeline of $645 million, and sound balance sheet management, we have the visibility and confidence to raise the midpoint of our full-year AFFO per share guidance range to $1.56, and we enter the back half of 2026 with real conviction in what lies ahead."
SECOND QUARTER 2026 HIGHLIGHTS

OPERATING RESULTS	•Generated net income of $40.3 million, or $0.21 per diluted share, representing a 110.0% increase compared to the same period in the prior year.
•Generated AFFO of $78.2 million, or $0.39 per diluted share, representing a 2.6% increase compared to the previous year.
•Achieved same store rental revenue growth of 2.2% compared to the same period in the previous year, driven by strong contractual rent increases and leasing activity in prior periods.
•Incurred $11.9 million of general and administrative expenses. Incurred core general and administrative expenses of $7.3 million, which primarily excludes stock-based compensation and non-capitalized transaction costs.

•Collected 99.9% of base rents due for the quarter for all properties under lease.
INVESTMENT & DISPOSITION ACTIVITY
•During the second quarter, invested $91.5 million, including $77.3 million in build-to-suit developments, $13.5 million in transitional capital, and $0.7 million in revenue generating capital expenditures and redevelopments.

•During the second quarter, we started two build-to-suit developments totaling $70.8 million in estimated total project costs, with a weighted average initial cap rate of 6.7%, and straight-line yield of 8.1% with rent commencement expected in October and November of 2027. Subsequent to quarter-end and as previously announced, we started a $303 million build-to-suit with a Fortune 20 Investment Grade tenant. For additional information, please reference the Real Estate Portfolio and Investment Update section below.

•Subsequent to quarter-end, we invested $97.8 million in connection with our in-process build-to-suit investments. As of the date of this release, we have a total of approximately $149.3 million in remaining estimated investments for build-to-suit developments to be funded through the fourth quarter of 2026.

•During the second quarter, we sold nine properties for gross proceeds of $62.0 million at a capitalization rate of 6.4% on tenanted properties. Subsequent to quarter-end, we sold two properties for gross proceeds of $4.2 million, bringing our year-to-date total to 12 properties for gross proceeds of $78.3 million at capitalization rate of 6.2%.

CAPITAL MARKETS ACTIVITY
•During the second quarter of 2026, we sold, on a forward basis, 2.2 million shares of our common stock at a weighted average gross price per share of $20.77 for estimated gross proceeds of approximately $45.5 million under our at-the-market common equity offering (“ATM Program”), none of which has settled.

•Subsequent to quarter-end, we entered into a new $300 million senior unsecured delayed-draw term loan maturing January 30, 2030, and amended the pricing grids on the Company’s existing term loans and revolving credit facility to reduce the applicable margin by 5 basis points. Please reference the Balance Sheet Capital Markets Activities section below for additional details.

•Declared a quarterly dividend of $0.2925 per share which is unchanged.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues	$122,309	$121,401	$112,986	$243,710	$221,677

Net income, including non-controlling interests	$40,255	$46,392	$19,830	$86,647	$37,323
Net earnings per share – diluted	$0.21	$0.24	$0.10	$0.45	$0.19

FFO	$79,832	$80,697	$73,695	$160,529	$146,322
FFO per share	$0.40	$0.40	$0.37	$0.80	$0.74

Core FFO	$78,528	$79,251	$77,150	$157,779	$152,430
Core FFO per share	$0.39	$0.40	$0.39	$0.79	$0.77

AFFO	$78,211	$76,850	$74,308	$155,061	$146,120
AFFO per share	$0.39	$0.38	$0.38	$0.77	$0.74

Diluted Weighted Average Shares Outstanding	200,261	199,754	197,138	200,006	196,975
FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.
REAL ESTATE PORTFOLIO AND INVESTMENT UPDATE
As of June 30, 2026, we owned a diversified portfolio of 766 individual net leased commercial properties with 759 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 41.7 million rentable square feet of operational space. As of June 30, 2026, all but one of our properties were subject to a lease, and our properties were occupied by 206 different commercial tenants, with no single tenant accounting for more than 3.8% of our annualized base rent (“ABR”). Properties subject to a lease represent 100.0% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual rent increase, pursuant to leases on properties in the portfolio as of June 30, 2026, was 9.3 years and 2.1%, respectively.
Subsequent to quarter-end and as previously announced on July 8, 2026, we entered into a joint venture to develop an advanced technology facility in Colorado for a Fortune 20 Investment Grade Company, adding an estimated $303 million investment to our committed build-to-suit pipeline. The property will be delivered as a powered shell with 100 megawatts of contracted utility capacity under a 15-year triple-net lease with two five-year extension options and 3% annual rent increases, generating a year-one cash yield of approximately 8.5%, a year-two cash yield of approximately 9.7%, and a straight-line yield of approximately 11.6%. Substantial completion and rent commencement are anticipated by March 2027, at which point the Fortune 20 investment-grade tenant is expected to become BNL's largest tenant. The transaction is expected to be meaningfully accretive to 2027 and 2028 earnings The joint venture owns and controls the land for the full campus, and the site is designed to accommodate a second 100-megawatt powered shell building in which the tenant holds the right of first refusal, providing meaningful future development optionality. For a detailed funding schedule for our committed build-to-suit pipeline, please reference our financial supplemental and investor presentation.
BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES
As of June 30, 2026, we had total outstanding debt of $2.7 billion, Net Debt of $2.7 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 6.4x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.9x. We had $542.1 million of available capacity on our unsecured revolving credit facility as of quarter end, and no material maturities until 2027.
During the second quarter, we sold on a forward basis, 2.2 million shares of common stock at a weighted average gross price per share of $20.77 for estimated gross proceeds of approximately $45.5 million under our ATM Program, none of which has been settled. Subsequent to quarter-end, we sold on a forward basis 1.6 million shares of common stock at a weighted average gross price per share of $21.45 for estimated gross proceeds of approximately $35.0 million under our ATM program. Since the fourth quarter of 2025, we have sold, on a forward basis, 8.2 million shares of common stock at a weighted average gross price per share of $19.97 for estimated gross proceeds of approximately $163.0 million. These sales may be settled, at our discretion, any time before twelve-months of each respective sale date. As of the date of this release, we have approximately $197.0 million of capacity remaining under our $400 million ATM Program.

Subsequent to quarter-end, we entered into a new $300 million senior unsecured delayed draw term loan facility (the "Term Loan"). The Term Loan has a twelve-month delayed draw period and matures on January 30, 2030, with two twelve-month extension options. We expect to use proceeds from the Term Loan for investment activity and general corporate purposes. Additionally, we amended the pricing grids on our existing $1.0 billion in senior unsecured term loans and $1.0 billion senior unsecured revolving credit facility (the "Revolving Credit Facility"). Based on our current credit ratings, the applicable SOFR-based margin was lowered to 0.90% from 0.95% for all outstanding term loan borrowings and the new Term Loan, and 0.800% from 0.85% for all Revolving Credit Facility borrowings.
DISTRIBUTIONS
At its July 23, 2026 meeting, our board of directors declared a quarterly dividend of $0.2925 per common share and OP Unit to holders of record as of September 30, 2026, payable on or before October 15, 2026.
DEVELOPMENT PROJECTS
The following tables summarize our in-process build-to-suit ("BTS") and redevelopments as of July 29, 2026.

Build-to-suit developments
Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield (1)
In-process retail BTS:
Sprouts (Bedford, TX)	22	Jul. 2025	Oct. 2026	15.0	0.9%	$9,533	$5,917	$3,616	7.2%	7.7%
Hobby Lobby (Granbury, TX)	55	Oct. 2025	Sep. 2026	15.0	0.7%	8,129	2,770	5,359	7.1%	7.4%
Academy Sports (Granbury, TX)	55	Oct. 2025	Nov. 2026	15.0	0.6%	12,393	8,180	4,213	7.1%	7.4%
Academy Sports (Waco, TX)	68	Dec. 2025	Sep. 2026	15.0	0.6%	14,488	9,518	4,970	7.2%	7.5%
Academy Sports (Magnolia, TX)	55	Feb. 2026	Nov. 2026	15.0	0.5%	12,975	5,569	7,406	7.3%	7.5%
Tesla, Inc. (Las Vegas, NV)	60	Jun. 2026	Nov. 2027	15.0	3.0%	39,794	19,191	20,603	6.7%	8.3%
In-process industrial BTS:
Southwire (Bremen, GA)	1,178	Dec. 2024	Nov. 2026	10.0	2.8%	115,411	88,031	27,380	7.8%	8.8%
AGCO (Visalia, CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,879	16,909	2,970	7.0%	8.5%
Palmer Logistics (Midlothian, TX) (2)	270	Jul. 2025	Aug. 2026	12.3	3.5%	32,063	30,695	1,368	7.6%	9.2%
Amazon.com Services, LLC (Sarasota, FL)	230	Feb. 2026	May. 2027	15.0	2.3%	46,790	20,795	25,995	7.5%	8.8%
Tesla, Inc. (Austin, TX)	130	Apr. 2026	Oct. 2027	12.0	3.0%	30,983	7,902	23,081	6.7%	7.9%
Fortune 20 Investment-Grade Company (Colorado)	112	Jul. 2026	Mar. 2027	15.0	3.0%	303,000	69,778	233,222	8.5%	11.6%
	2,350			13.7	2.7%	$645,438	$285,255	$360,183	7.9%	9.9%
Stabilized industrial BTS:
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	53,625	53,625	—	7.5%	9.3%
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	52,203	52,203	—	7.6%	9.4%
Fiat Chrysler Automobile (Forsyth, GA)	422	Apr. 2025	May. 2026	15.0	3.0%	73,738	64,933	8,805	6.6%	8.2%
Stabilized retail BTS:
7Brew (Jacksonville, FL)	1	Jun. 2025	Nov. 2025	15.0	1.9%	2,005	2,005	—	8.0%	8.8%

Total / weighted average	3,017			14.0	2.8%	$827,009	$458,021	$368,988	7.7%	9.7%
1 Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
2 Development represents our common and preferred equity investments in a consolidated joint venture, and excludes amounts attributed to non-controlling interest holders.

2026 GUIDANCE
For 2026, BNL expects to report AFFO of between $1.55 to $1.57 per diluted share, revised up from $1.53 to $1.57 per diluted share, as a result of our portfolio's strong year-to-date performance and accretive investment activity.
The guidance is based on the following key assumptions:
(i)investments in real estate properties between $600 and $800 million, revised up from $500 to $625 million;
(ii)dispositions of real estate properties between $100 and $150 million; revised up from $75 to $100 million;
(iii)total core general and administrative expenses between $30 million and $31 million.
Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.
The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.
CONFERENCE CALL AND WEBCAST
The Company will host its earnings conference call and audio webcast on Thursday, July 30, 2026, at 11:00 a.m. Eastern Time.
To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/863656141. If you prefer to listen via phone, U.S. participants may dial: 1-833-461-5787 (toll free) or 1-585-542-9983 (local), meeting ID: 863 656 141. Analysts may pre-register with the following link: https://events.q4inc.com/analyst/863656141?pwd=10S710iX. A unique code will be provided to use when dialing in.
A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.
About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of June 30, 2026, BNL’s diversified portfolio consisted of 766 individual net leased commercial properties with 759 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 guidance and assumptions, rent commencement timing, and build-to-suit developments, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or fluctuation of interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 19, 2026 which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
Notice Regarding Non-GAAP Financial Measures
In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30, 2026	December 31, 2025
Assets
Accounted for using the operating method:
Land	$818,423	$781,117
Land improvements	390,778	373,405
Buildings and improvements	4,161,424	4,118,578
Equipment	11,810	15,281
Total accounted for using the operating method	5,382,435	5,288,381
Less accumulated depreciation	(823,101)	(772,589)
Accounted for using the operating method, net	4,559,334	4,515,792
Accounted for using the direct financing method	25,117	25,497
Accounted for using the sales-type method	14,381	14,405
Property under development	385,067	265,812
Investment in rental property, net	4,983,899	4,821,506
Cash and cash equivalents	11,095	30,540
Accrued rental income	187,235	178,880
Tenant and other receivables, net	6,223	4,404
Prepaid expenses and other assets	63,259	55,910
Interest rate swap, assets	23,271	18,248
Goodwill	339,769	339,769
Intangible lease assets, net	250,539	268,010
Total assets	$5,865,290	$5,717,267

Liabilities and equity
Unsecured revolving credit facility	$447,376	$266,036
Mortgages, net	40,640	56,689
Unsecured term loans, net	995,423	994,219
Senior unsecured notes, net	1,191,552	1,190,738
Interest rate swap, liabilities	—	1,501
Accounts payable and other liabilities	72,493	60,081
Dividends payable	61,113	59,513
Accrued interest payable	10,356	13,502
Intangible lease liabilities, net	38,230	41,527
Total liabilities	2,857,183	2,683,806

Commitments and contingencies (Note 16)

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 191,808 and 191,423 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	48	48
Additional paid-in capital	3,504,576	3,502,380
Cumulative distributions in excess of retained earnings	(648,741)	(620,221)
Accumulated other comprehensive income	25,120	19,788
Total Broadstone Net Lease, Inc. equity	2,881,003	2,901,995
Non-controlling interests	127,104	131,466
Total equity	3,008,107	3,033,461
Total liabilities and equity	$5,865,290	$5,717,267

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive (Loss) Income
(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Revenues
Lease revenues, net	$122,309	$121,401	$243,710	$221,677

Operating expenses
Depreciation and amortization	49,102	41,526	90,628	82,072
Property and operating expense	5,817	6,180	11,997	10,491
General and administrative	11,897	10,349	22,246	19,242
Provision for impairment of investment in rental properties	3,546	—	3,546	28,068
Total operating expenses	70,362	58,055	128,417	139,873

Other income (expenses)
Interest income	135	49	186	221
Interest expense	(25,785)	(25,260)	(51,045)	(41,186)
Gain on sale of real estate	12,990	7,122	20,111	971
Income taxes	(346)	(311)	(658)	(555)
Other income (expenses)	1,314	1,446	2,760	(3,932)
Net income	40,255	46,392	86,647	37,323
Net (income) loss attributable to non-controlling interests	(456)	(27)	(483)	(420)
Net income attributable to Broadstone Net Lease, Inc.	$39,799	$46,365	$86,164	$36,903

Weighted average number of common shares outstanding
Basic	190,692	190,435	190,565	187,953
Diluted	200,261	199,754	200,006	196,975
Net earnings per share attributable to common stockholders
Basic	$0.21	$0.24	$0.45	$0.19
Diluted	$0.21	$0.24	$0.45	$0.19

Comprehensive income
Net income	$40,255	$46,392	$86,647	$37,323
Other comprehensive income
Change in fair value of interest rate swaps	3,934	2,591	6,525	(30,355)
Realized loss (gain) on interest rate swaps	22	31	53	(12)
Comprehensive income	44,211	49,014	93,225	6,956
Comprehensive (income) loss attributable to non-controlling interests	(620)	(136)	(756)	878
Comprehensive income attributable to Broadstone Net Lease, Inc.	$43,591	$48,878	$92,469	$7,834

Reconciliation of Non-GAAP Measures
The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended June 30, 2026 and March 31, 2026 and for the six months ended June 30, 2026 and 2025. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Six Months Ended
(in thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Net income	$40,255	$46,392	$86,647	$37,323
Real property depreciation and amortization	49,021	41,443	90,463	81,902
Gain on sale of real estate	(12,990)	(7,122)	(20,111)	(971)
Provision for impairment of investment in rental properties	3,546	—	3,546	28,068
FFO adjustment allocable to joint venture noncontrolling interests	$—	$(16)	$(16)	$—
FFO	$79,832	$80,697	$160,529	$146,322
Net write-offs of accrued rental income	—	—	—	2,231
Other non-core income from real estate transactions	(25)	—	(25)	(109)
Non-capitalized demolition and other costs	24	—	24	—
Cost of debt extinguishment	—	—	—	166
Severance and employee transition costs	11	—	11	54
Other (income) expenses [1]	(1,314)	(1,446)	(2,760)	3,766
Core FFO	$78,528	$79,251	$157,779	$152,430
Straight-line rent adjustment	(5,567)	(5,630)	(11,197)	(11,492)
Adjustment to provision for credit losses	(14)	—	(14)	(13)
Amortization of debt issuance costs	1,641	1,627	3,268	2,565
Non-capitalized transaction costs	1,632	6	1,638	258
Realized gain or loss on interest rate swaps and other non-cash interest expense	36	45	81	9
Amortization of lease intangibles	(1,017)	(1,015)	(2,032)	(2,255)
Stock-based compensation	2,972	2,566	5,538	4,618
AFFO	$78,211	$76,850	$155,061	$146,120
Diluted weighted average shares outstanding [2]	200,261	199,754	200,006	196,975
Net earnings per diluted share [3]	$0.21	$0.24	$0.45	$0.19
FFO per diluted share [3]	0.40	0.40	0.80	0.74
Core FFO per diluted share [3]	0.39	0.40	0.79	0.77
AFFO per diluted share [3]	0.39	0.38	0.77	0.74

1Amount includes $1.3 million and $1.4 million of unrealized foreign exchange gain for the three months ended June 30, 2026 and March 31, 2026, respectively, and $2.7 million and ($3.8) million of unrealized foreign exchange gain (loss) for the six months ended June 30, 2026 and June 30, 2025, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.
2Excludes 1,102,192 and 1,084,415 weighted average shares of unvested restricted common stock for the three months ended June 30, 2026 and March 31, 2026, respectively. Excludes 1,093,353 and 1,044,640 weighted average shares of unvested restricted common stock for the six months ended June 30, 2026 and June 30, 2025, respectively.
3Excludes $0.3 million from the numerator for the three months ended June 30, 2026 and March 31, 2026, respectively. Excludes $0.6 million from the numerator for the six months ended June 30, 2026 and June 30, 2025, respectively.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.
We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.
We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishment, lease termination fees and other non-core income from real estate transactions, non-capitalized demolition and other redevelopment costs, unrealized and realized gains or losses on foreign currency transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.
Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.
FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.
Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025:

	For the Three Months Ended
(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Net income	$40,255	$46,392	$19,830
Depreciation and amortization	49,102	41,526	42,575
Interest expense	25,785	25,260	21,112
Income taxes	346	311	199
EBITDA	$115,488	$113,489	$83,716
Provision for impairment of investment in rental properties	3,546	—	11,939
Gain on sale of real estate	(12,990)	(7,122)	(566)
EBITDAre	$106,044	$106,367	$95,089
Adjustment for current quarter investment activity[1]	540	2,548	573
Adjustment for current quarter disposition activity[2]	(327)	(80)	(490)
Adjustment to exclude non-recurring and other expenses[3]	36	—	(332)
Adjustment to exclude net write-offs of accrued rental income	—	—	3
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	(1,288)	(1,446)	3,445
Adjustment to exclude cost of debt extinguishment	0	—	—
Adjustment to exclude other income from real estate transactions	(25)	(33)	(46)
Adjusted EBITDAre	$104,980	$107,356	$98,242
Estimated revenues from developments[4]	3,766	3,237	1,629
Pro Forma Adjusted EBITDAre	$108,746	$110,593	$99,871
Annualized EBITDAre	424,176	425,467	380,356
Annualized Adjusted EBITDAre	419,920	429,425	392,968
Pro Forma Annualized Adjusted EBITDAre	434,984	442,371	399,484
1Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.
2Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.
3Amount includes non-capitalized demolition costs recognized in connection with demolition of a property being redeveloped for the three months ended June 30, 2026
4Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Debt
Unsecured revolving credit facility	$447,376	$397,640	$197,880
Unsecured term loans, net	995,423	994,820	994,028
Senior unsecured notes, net	1,191,552	1,191,143	846,441
Mortgages, net	40,640	56,197	75,685
Debt issuance costs	13,025	14,056	9,578
Gross Debt	2,688,016	2,653,856	2,123,612
Cash and cash equivalents	(11,095)	(20,310)	(20,784)
Restricted cash	(1,822)	(1,369)	(1,192)
Net Debt	$2,675,099	$2,632,177	$2,101,636
Estimated net proceeds from forward equity agreements[1]	(124,313)	(80,551)	(37,722)
Pro Forma Net Debt	$2,550,786	$2,551,626	$2,063,914

Leverage Ratios:
Net Debt to Annualized EBITDAre	6.3x	6.2x	5.5x
Net Debt to Annualized Adjusted EBITDAre	6.4x	6.1x	5.3x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.9x	5.8x	5.2x
1Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.

We define Net Debt as gross debt (total reported debt plus debt issuance costs and original issuance discount) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.
We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.
We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishment, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.